EXHIBIT 99.1

1180 Veterans Blvd. South San Francisco, CA 94080 Main Phone: 650.624.1100 FAX: 650.624.1101 http://www.rigel.com

Rigel Announces First Quarter 2008 Financial Results

South San Francisco, Calif. May 6, 2008 — Rigel Pharmaceuticals, Inc. (Nasdaq:RIGL) today reported financial results for the first quarter ended March 31, 2008.

During the first quarter of 2008, Rigel reported a net loss of $27.3 million, or $0.79 per share, compared to a net loss of $17.1 million, or $0.68 per share, in the first quarter of 2007. Weighted average shares outstanding for the first quarters of 2008 and 2007 were 34.4 million and 25.2 million, respectively.

Rigel reported no revenues from collaborations in the first quarter of 2008, compared to $ 2.6 million reported in the first quarter of 2007.  Collaboration revenue in the first quarter of 2007 included research reimbursement from Merck and amortization of an upfront payment from Pfizer.  Our collaboration with Merck is focused on research in oncology while our collaboration with Pfizer is focused on the development of R343 which is currently in Phase 1 clinical testing for allergic asthma via intrapulmonary delivery.

Rigel reported operating expenses of $28.7 million in the first quarter of 2008, compared to $20.9 million in the first quarter of 2007.   The increase in operating expenses was primarily due to increases in clinical expenses and stock-based compensation expense. The increase in clinical expenses was mainly due to an increase in costs associated with our planned Phase 2b clinical trials of R788 in rheumatoid arthritis, including costs related to manufacturing of R788 material to be used in the trials.  Stock-based compensation expense increased from $2.6 million in the first quarter of 2007 to $5.8 million in the first quarter of 2008 due mainly to higher valuation of options granted in the first quarter of 2008.

As of March 31, 2008, Rigel had cash, cash equivalents and available-for-sale securities of $209.7 million compared to $108.3 million at December 31, 2007.  In February 2008, Rigel completed a public offering in which it sold 5,000,000 shares of common stock at a public offering price of $27 per share. The aggregate net proceeds of the offering were approximately $127.5 million after deducting underwriting discounts and commissions and offering expenses.  Rigel expects to end 2008 with greater than $140.0 million in cash, cash equivalents and available-for-sale securities.

“We finished the first quarter of 2008 with a strong cash position that will be used to fuel our product development programs, including our two upcoming Phase 2b clinical trials of R788 in rheumatoid arthritis,” said James M. Gower, chairman and chief executive officer of Rigel.   “We expect to begin enrollment for both of these clinical trials this quarter.”

About Rigel (www.rigel.com)

Rigel is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory diseases and cancer, as well as viral and metabolic diseases. Our goal is to file one new investigational new drug (IND) application in a significant indication each year. Rigel has achieved this goal every year since 2002. Our pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. Rigel’s productivity has resulted in strategic collaborations with large pharmaceutical partners to develop and market our product candidates. Rigel has product development programs in inflammatory/autoimmune diseases such as rheumatoid arthritis, thrombocytopenia and asthma, as well as in cancer.

This press release contains “forward-looking” statements, including statements related to Rigel’s anticipated cash, cash equivalents and available-for-sale securities at the end of 2008 and plans to pursue clinical trials of product candidates.   Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “plans,” “expects,” and similar expressions are intended to identify these forward-looking statements. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including risks associated with the timing and success of clinical trials and the commercialization of product candidates, as well as other risks detailed from time to time in Rigel’s SEC reports, including its Annual Report on Form 10-k for the fiscal year ended December 31, 2007. Rigel does not undertake any obligation to update forward-looking statements.

Contact: Ryan D. Maynard
Phone: 650.624.1284
Email: invrel@rigel.com

Media Contact: Susan C. Rogers, Alchemy Consulting, Inc.
Phone: 650.430.3777
Email: susan@alchemyemail.com

SOURCE: Rigel Pharmaceuticals, Inc.

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2008	2007
	(unaudited)
Revenues:
Contract revenues	$—	$2,644

Operating expenses:
Research and development (see Note A)	21,620	15,843
General and administrative (see Note A)	7,125	5,039
Total operating expenses	28,745	20,882
Loss from operations	(28,745)	(18,238)
Interest income, net	1,483	1,157
Net loss	$(27,262)	$(17,081)
Net loss per share, basic and diluted	$(0.79)	$(0.68)
Weighted average shares used in computing net loss per share, basic and diluted	34,417	25,184

Note A

Stock-based compensation expense included in:
Research and development	$3,092	$1,200
General and adminstrative	2,754	1,422
	$5,846	$2,622

SUMMARY BALANCE SHEET DATA

(in thousands)

	March 31,	December 31,
	2008	2007(1)
	(unaudited)
Cash, cash equivalents and available for sale securities.	$209,670	$108,296
Total assets	218,031	115,789
Stockholders’ equity	189,614	82,182

(1) Derived from audited financial statements